Exhibit (a)(10)

SUBJECT: STOCK OPTION EXCHANGE OFFER DEADLINE

If you plan to participate in Hifn’s offer to exchange outstanding stock options granted between January 28, 1999 and January 8, 2001 and have not yet completed and sent in your Election Form, you have about      days left to make your election. The deadline for accepting this offer is Friday, December 14, 2001, at 5 p.m. Pacific Standard Time; the new option grant date is scheduled for June 18, 2002. You may fax your election forms to (408) 399-3509.